REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Trustees and Shareholders of
WM Variable Trust:
In planning and performing our audits of the financial statements of the Funds listed in Appendix A (the "Funds", each a separate series of WM Variable Trust) for the year ended December 31, 2004 (on which we have issued our report dated February 18, 2005), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Funds' internal control.
The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.
Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree compliance with policies or procedures may deteriorate.
Our consideration of the Funds' internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds' internal control and their operation, including controls for safeguarding securities that we consider to be material weaknesses, as defined above as of December 31, 2004.
This report is intended solely for the information and use of management, the Trustees and Shareholders of WM Variable Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
DELOITTE & TOUCHE, LLP
February 18, 2005


APPENDIX A
WM Variable Trust
WM Variable Trust REIT Fund
WM Variable Trust Equity Income Fund
WM Variable Trust Growth & Income Fund
WM Variable Trust West Coast Equity Fund
WM Variable Trust Mid Cap Stock Fund
WM Variable Trust Growth Fund
WM Variable Trust Small Cap Growth Fund
WM Variable Trust International Growth Fund
WM Variable Trust Short Term Income Fund
WM Variable Trust U.S. Government Securities
Fund
WM Variable Trust Income Fund
WM Variable Trust Money Market Fund
WM Variable Trust Small Cap Value Fund








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